Exhibit 99.1

NEWS RELEASE

Devon Energy Reports First-Quarter 2019 Results

Highlights

•	Light-oil production advances 24 percent year over year

•	Raising full-year 2019 light-oil production outlook

•	Upstream capital 9 percent below guidance

•	Operating and G&A costs savings ahead of plan

•	Stock repurchase program decreases share count by more than 20 percent

OKLAHOMA CITY – April 30, 2019 – Devon Energy Corp. (NYSE: DVN) today reported operational and financial results for the first quarter of 2019. Supplemental financial tables for first-quarter results and updated guidance for the second quarter and full-year 2019 are available on the company’s website at www.devonenergy.com.

“Devon’s tremendous first-quarter operating results showcase the world-class capabilities of our U.S. oil business,” said Dave Hager, president and CEO. “Our quarterly performance was highlighted by improving well productivity and capital efficiency that drove our light-oil production above guidance with a total capital investment below forecast. Furthermore, we made substantial progress improving our corporate cost structure with G&A expenses declining 23 percent year over year.

“With these strong first-quarter results, we are raising the full-year growth outlook for our U.S. oil business,” Hager said. “We now expect 2019 light-oil production growth to reach 17 percent, a 200 basis point improvement from our previous guidance. Importantly, we are delivering this incremental production growth without any increase in capital spending and our margins will benefit from operating and G&A cost-saving initiatives that are tracking ahead of plan.”

Delaware Basin Drives U.S. Oil Production Outperformance

First-quarter production was highlighted by results from Devon’s retained U.S. oil business. Light-oil production from these assets averaged 138,000 barrels per day, a 24 percent increase compared to the first quarter of 2018. This result exceeded the high-end of guidance by 8,000 barrels per day.

The strongest asset-level performance during the first quarter was from the company’s Delaware Basin properties that delivered prolific growth in high-margin production. Net production increased 76 percent year over year, driving total volumes in the Delaware to 107,000 oil-equivalent barrels (Boe) per day. First-quarter operating results in the Delaware were highlighted by five prolific Cat Scratch Fever wells targeting a second Bone Spring interval in southwest Lea County, New Mexico. These wells averaged initial 24-hour production rates in excess of 10,000 Boe per day per well, of which approximately 80 percent was oil.

Overall, net production for retained U.S. assets averaged 308,000 Boe per day during the first quarter, exceeding midpoint guidance by 27,000 Boe per day. Of this total, oil and liquids production accounted for nearly 70 percent of total volumes.

Raising 2019 Light-Oil Production Outlook

Based on the strong year-to-date results, Devon is raising the oil production outlook for its retained U.S. business in 2019. The midpoint of the company’s full-year guidance now represents an estimated oil growth rate of 17 percent compared to 2018, up from the previous guidance of 15 percent.

The improved outlook is driven by strong well productivity associated with development projects in the Delaware Basin. For additional details on Devon’s E&P operating results and key upcoming projects, please refer to the company’s first-quarter 2019 operations report at www.devonenergy.com.

Capital Spending Below First-Quarter Guidance; No Change to 2019 Outlook

In addition to the strong production performance, the company maintained discipline with its capital program. Devon’s upstream capital spending for its retained U.S. oil business was $457 million in the first quarter, which was $43 million, or 9 percent below the company’s midpoint guidance. This level of capital investment represents 24 percent of Devon’s 2019 upstream budget.

For the full-year 2019, Devon has made no modifications to its capital outlook and expects upstream capital spending for retained assets to range between $1.8 billion and $2.0 billion.

Oil and Gas Revenue Advances 24 Percent

Devon’s upstream revenue, excluding commodity derivatives, totaled $1.4 billion in the first quarter of 2019, a 24 percent increase compared to the fourth quarter of 2018. The strong revenue growth was primarily attributable to higher oil price realizations.

First-quarter revenue associated with the company’s retained U.S. oil business benefited from its firm transportation agreements and hedge position. Cash settlements associated with these activities increased revenue in the U.S. by nearly $48 million.

Field-Level Operating Costs and G&A Reductions Ahead of Plan

Devon continued to make progress improving its operating and corporate cost structure in the first quarter. The company’s largest field-level cost, lease operating expense, improved to $4.63 per Boe in the quarter. On a per-unit basis, lease operating expense declined 10 percent compared to the fourth quarter of 2018 and was below the low end of guidance.

Another key contributor to the company’s improving cost performance was lower general and administrative (G&A) expenses. First-quarter G&A costs totaled $153 million, a 23 percent improvement from the first quarter of 2018. This result was $12 million below the company’s midpoint guidance due to lower personnel related expenses. Due to the cost performance achieved year to date, the company is lowering its full-year 2019 outlook for G&A by $30 million.

Earnings Exceed Wall Street Consensus

In the first quarter, Devon reported a net loss of $317 million, or $0.74 per diluted share. The loss was attributable to a $670 million non-cash charge related to fair value changes in the company’s derivative position. Adjusting for items securities analysts typically exclude from published estimates, Devon’s core earnings totaled $0.36 per diluted share, exceeding analyst consensus estimates by a wide margin.

Devon’s operating cash flow totaled $377 million in the first quarter. The timing of working capital changes largely related to the Canadian business, driven by weak heavy-oil prices in the fourth quarter of 2018, reduced operating cash flow by $302 million in the quarter. First-quarter EBITDAX reached $779 million, a 26 percent improvement compared to the fourth quarter of 2018.

Industry-Leading $5 Billion Share Repurchase Program Advances

The company’s $5 billion share-repurchase authorization represents the largest in the upstream industry when measured as a percentage of market capitalization. To date, Devon has repurchased 114 million shares, or greater than 20 percent of outstanding shares, at a total cost of $4 billion. The company expects its repurchase program to reach $5 billion by year end.

The company is also rewarding shareholders with its quarterly common stock dividend. Earlier this year the company’s board of directions increased the quarterly dividend by 13 percent to $0.09 per share. The new quarterly dividend is effective in the second quarter of 2019.

Devon’s financial position remains exceptionally strong, with investment-grade credit ratings and excellent liquidity. The company exited the first quarter with $1.3 billion of cash on hand and an undrawn credit facility of $3 billion. At the end of March, Devon had an outstanding debt balance of $5.8 billion with no significant debt maturities until mid-2021.

Divestiture Program Accelerates Value Creation

Devon announced earlier this year its plan to transform to a high-return U.S. oil growth company by exiting Canada and the Barnett Shale by the end of 2019. The company is evaluating multiple methods of separating the assets, including a potential sale or spin-off. Data rooms for Canada and the Barnett Shale open in the second quarter of 2019.

Conference Call Webcast and Supplemental Earnings Materials

Also provided with today’s release is the company’s detailed operations report that is available on the company’s website at www.devonenergy.com. The company’s first-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, May 1, 2019, and will serve primarily as a forum for analyst and investor questions and answers.

Non-GAAP Disclosures

This release may include non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website at www.devonenergy.com and see our related Form 10-Q.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that

Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in oil and gas operations; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to regulatory, social and market efforts to address climate change; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; our ability to successfully complete mergers, acquisitions and divestitures; and any of the other risks and uncertainties discussed in our Form 10-K and other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise. The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential, potential locations, risked and unrisked locations, estimated ultimate recovery (or EUR), exploration target size and other similar terms. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. with an emphasis on achieving strong corporate-level returns and capital-efficient cash-flow growth. For more information, please visit www.devonenergy.com and see our related Form 10-Q.

Investor Contacts	Media Contact

Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496